Exhibit 5.1

CA96313

1 September 2009

To:	Board of Directors

Accenture plc

1 Grand Canal Square

Grand Canal Harbour

Dublin 2

Re:	Accenture plc Post-Effective Amendment to registration statement on Form S-8 in relation to the Plans.

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to Accenture plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2 (the “Company”), in connection with the post-effective amendment to the registration statement with the file number listed in Annex 1 hereto (the “Post Effective Amendment”) on Form S-8 to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Class A ordinary shares with nominal value US$0.0000225 of the Company (the “Shares”) that may be delivered pursuant to the Company’s stock and incentive plans listed in Annex 2 hereto, as amended and restated (the “Plans”), assumed by the Company in connection with the Scheme of Arrangement under section 99 of the Companies Act 1981 of Bermuda between Accenture Ltd and its shareholders sanctioned by the Supreme Court of Bermuda on 14 August 2009 (the “Scheme of Arrangement”), which Scheme of Arrangement involved the cancellation of the Class A common shares and Class X common shares of Accenture Ltd, and the issuance to the former holders of Class A common shares and/or Class X common shares in Accenture Ltd, on a one-for-one basis for the Class A common shares and/or Class X common shares previously held by them in Accenture Ltd, of new Class A ordinary shares and/or Class X ordinary shares in the Company (or, in the case of fractional interests in shares held of record, cash).

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plan Documents (as defined in the Schedule); and

(c)	the searches listed at 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Plan Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Plan Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 1 September 2009 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2	When the Shares have been issued and, if required, paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Scheme of Arrangement, the Post-Effective Amendment and the Plans

3.1	that the Scheme of Arrangement has become effective under Bermuda law;

3.2	that the Company will receive cash or services at least equal to the nominal value of any Shares issued pursuant to awards under the Plans from the beneficiary or otherwise as in accordance with Irish law;

3.3	that the filing of the Post-Effective Amendment with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.4	that the exercise of any options granted under the Plans and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award agreement;

3.5	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plans;

Authenticity and bona fides

3.6	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.7	where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

3.8	that the Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.9	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.10	that the Memorandum and Articles of Association of the Company amended on 24 August 2009 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than the those set out in the Memorandum and Articles of Association of the Company;

Accuracy of searches and warranties

3.11	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.12	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and

Commercial Benefit

3.13	that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Post-Effective Amendment to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

ANNEX 1

Post Effective Amendment

1.	Post Effective Amendment No. 2 to Form S-8 (no. 333-65376)

ANNEX 2

The Plans

1.	Accenture Ltd 2001 Share Incentive Plan; and

2.	Accenture Ltd 2001 Employee Share Purchase Plan.

SCHEDULE

Plan Documents

1.	A copy of the form of the Post Effective Amendment to be filed by the Company with the SEC;

2.	A copy of each of the stock plans listed in Annex 2 (the “Plans”);

3.	A copy of the shareholder’s resolution of the Company adopting the Memorandum and Articles of Association of the Company dated August 24, 2009;

4.	A copy of the resolutions of the board of directors of the Company regarding the adoption by the Company of the Plans, the approval of the Scheme of Arrangement and of the Reorganization dated June 10, 2009 and August 19, 2009;

5.	A copy of the resolutions of the compensation committee of the board of directors of Accenture Ltd regarding the adoption by the Company of the Plans dated July 22, 2009;

6.	A copy of the Memorandum and Articles of Association of the Company in the form adopted by resolution of the shareholders of the Company on August 24, 2009;

7.	A copy of the Certificate of Incorporation of the Company dated and executed June 10, 2009; and

8.	Letter of Status from the Irish Companies Registration Office dated August 20, 2009.